Exhibit 99.(a)(1)(A)

ZUMIEZ INC.

JUNE 22, 2009

OFFER TO EXCHANGE
CERTAIN STOCK OPTIONS FOR
NEW STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at
1:00 p.m., Pacific, on July 21, 2009, unless extended.

Zumiez Inc, a Washington corporation ( “us,” “we,” “Zumiez” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange Offer” ), is offering to our eligible employees the opportunity to voluntarily exchange eligible stock options for a lesser amount of new stock options with a lower exercise price.

You are an “eligible employee” if you are:

•                  Employed by the Company on the date the Exchange Offer commences and remain employed through the date the new stock options are granted;

•                  Eligible to participate in the Company’s 2005 Equity Incentive Plan (the “2005 Plan”); and

•                  Not an executive officer or a member of the Company’s board of directors.

If you are an eligible employee and your Company stock options meet the following criteria, then they are “eligible stock options” that you may elect to exchange in the Exchange Offer:

•                  The exercise price of your stock options is greater than $23.00, which approximates the closing 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer); and

•                  Your stock options were granted prior to January 22, 2008.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase one share of our common stock.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•                  You will receive a lesser amount of new stock options.  The number of new stock options will be determined using a one and one half-to-one exchange ratio which is designed to result in a fair value for accounting purposes, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•                  The exercise price for the new stock options will be equal to the closing price of Zumiez common stock on the date the new stock options are granted (expected to be the day the Exchange Offer expires) as reported on the NASDAQ Global Select Market.  The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•                  The new stock options will be subject to a new four-year vesting period, even if all or a portion of the surrendered eligible stock options are already vested.  All new stock options granted in the Exchange Offer will vest in four equal annual installments beginning 12 months after the new stock option grant date, so long as you remain employed during the vesting period.

•                  The original ten-year contractual life of the option will not change.

Participation in the Exchange Offer is voluntary.  Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below.  Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the day that the Exchange Offer expires and the new stock options will be granted on the day the Exchange Offer expires.  If you choose not to participate in the Exchange Offer, you will continue to hold your previously granted eligible stock options on the same terms and conditions and pursuant to the 2005 Plan under which they were originally granted.

See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of Zumiez common stock are listed on the NASDAQ Global Select Market under the symbol “ZUMZ.”  On June 1, 2009, the closing price of Zumiez common stock on the NASDAQ Global Select Market was $9.25 per share.  The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted.  We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document and in the related documents referred to in this document.  The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify the Zumiez Human Resources Department of your election to exchange such stock options before the Exchange Offer expires.  The Zumiez Human Resources Department will be acting as the depository and information agent for the Exchange Offer.  You must notify Zumiez Human Resources of your election by accessing the Exchange Offer website at:

http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants and making your election.  Your election must be received before the expiration deadline of 1:00 p.m., Pacific, on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).

If you have difficulty accessing the Stock Option Exchange Program Websites, have questions about the Exchange Offer or have requests for assistance, please contact the Zumiez Human Resources Department by email at HR@zumiez.com or by phone at (425) 551-1529.

IMPORTANT

Although our board of directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in The Exchange Offer — Section 6, Conditions of the Exchange Offer.  Neither we nor our board of directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer.  You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences.  You are encouraged to consult your personal outside advisor(s), as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

Page

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS	1
RISK FACTORS	9
THE EXCHANGE OFFER	11

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer.  We encourage you to carefully read the rest of this Offer to Exchange document and the other related documents referred to in this document.  Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange document and to other portions of the document where you can find a more complete description of the topics in this summary.

Index to Questions and Answers

No.	Question	Page

Q1	Why is Zumiez making the Exchange Offer?	3
Q2	Who is eligible to participate in the Exchange Offer?	3
Q3	Which stock options are eligible for exchange in the Exchange Offer?	3
Q4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	3
Q5	What are the conditions of the Exchange Offer?	4
Q6	What will be the exercise price per share of the new stock options?	4
Q7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	4
Q8	When will the new stock options vest?	4
Q9	What if I elect to participate in the Exchange Offer and then leave Zumiez before the date the new stock options are granted?	5
Q10	What if I elect to participate in the Exchange Offer and then leave Zumiez after the new stock options are granted	5
Q11	What does it mean to exchange on a “grant-by-grant” basis?	5
Q12	If I elect to participate and my surrendered stock options are accepted, how many new stock options will I receive in exchange?	5
Q13	Can I exchange a portion of an eligible stock option grant?	6
Q14	What if I have more than one eligible stock option grant?	6
Q15	Why isn’t the exchange ratio simply one-for-one?	6
Q16	When will my new stock options expire?	6
Q17	Must I participate in the Exchange Offer?	6
Q18	How should I decide whether to exchange my eligible stock options for new stock options?	6
Q19	Why can’t Zumiez just grant eligible employees additional stock options?	7
Q20	How do I find out how many eligible stock options I have and what their exercise prices are?	7
Q21	Can I exchange stock options that I have already fully exercised?	7
Q22	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	7
Q23	What if I am on an authorized leave of absence?	7
Q24	Will I owe taxes if I participate in the Exchange Offer?	7
Q25	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	7
Q26	What happens to eligible stock options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	8
Q27	If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?	8
Q28	How long do I have to decide whether to participate in the Exchange Offer?	8
Q29	How do I participate in the Exchange Offer?	8
Q30	When and how can I withdraw previously surrendered eligible stock options?	9
Q31	How will I know if my election form or my notice of withdrawal has been received?	9
Q32	What will happen if I do not submit my election form by the deadline?	9

No.	Question	Page

Q33	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	9

Q1                               Why is Zumiez making the Exchange Offer?

We believe that an effective and competitive employee incentive program is imperative for the success of our business.  We rely on our experienced and productive employees and their efforts to help us achieve our business objectives.  At Zumiez, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last twenty-one months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on the NASDAQ Global Select Market on June 1, 2009 was $9.25, whereas the weighted average exercise price of the eligible outstanding options was $32.28.  As of June 1, 2009, all of the proposed exchange eligible outstanding stock options were “underwater” (meaning the exercise prices of the stock options were greater than our then-current stock price).  Although we continue to believe that stock options are an important component of our employee’s total compensation, many of our employees view their existing stock options as having little or no value due to the significant difference between the option exercise prices and the current market price of our common stock.  As a result, these stock options are ineffective at providing the incentive and retention values that we believe are necessary to motivate and retain many of our employees.

See Section 2, Purpose of the Exchange Offer, for more information.

Q2                               Who is eligible to participate in the Exchange Offer?

To be eligible to participate in the Exchange Offer, an individual must be eligible to participate in the 2005 Plan and must be employed by the Company on the date the Exchange Offer commences and must remain employed by the Company through the date that the new stock options are granted.  The Exchange Offer will not be open to our board of directors or our executive officers.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q3                               Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange in the Exchange Offer, a stock option must (a) have an exercise price greater than $23.00, which approximates the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer), and (b) have been granted prior to January 22, 2008.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.  2

Q4                               Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•                  You will receive a lesser amount of new stock options.  The number of new stock options will be determined using a one and one half-to-one exchange ratio designed to result in a fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options that are surrendered for exchange.

•                  The exercise price for the new stock options will be equal to the closing price of Zumiez common stock on the date the new stock options are granted (expected to be the day the Exchange Offer expires) as reported on the NASDAQ Global Select Market.  We expect the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•                  The new stock options will be subject to a new four-year vesting period, beginning twelve months after the replacement option grant date, even if all or a portion of the surrendered eligible stock options are already vested.  All new stock options granted in the Exchange Offer will vest in four equal annual installments beginning 12 months after the new stock option grant date, so long as you remain employed during the vesting period.

•                  The original ten-year contractual life of the option will not change.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q5                               What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer.  The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.  If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q6                               What will be the exercise price per share of the new stock options?

All new stock options will be granted with an exercise price equal to the closing price of Zumiez common stock on the new stock option grant date (expected to be the day the Exchange Offer expires) as reported by the NASDAQ Global Select Market.

Q7          If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to cancel all properly surrendered eligible stock options on the same day that the Exchange Offer expires.  We also expect that the grant date of the new stock options will be the day the Exchange Offer expires.  The scheduled expiration date of the Exchange Offer is Tuesday, July 21, 2009, and we expect to accept and cancel all properly surrendered eligible stock options on that day.  We expect that the new stock option grant date will be Tuesday, July 21, 2009.  If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.  New stock option agreements governing the terms of the new stock options will be delivered to you as soon as reasonably practicable following the new stock option grant date.

See Section 3, Procedures for Surrendering Eligible Stock Options.

Q8                               When will the new stock options vest?

Should you elect to participate in the Exchange Offer, your surrendered eligible stock options will be exchanged for new stock options that will be subject to a new four-year vesting schedule.  All new stock options granted in the Exchange Offer will vest in four equal annual installments, beginning 12 months after the new stock option grant date so long as you remain employed during the vesting period.  Below is an example that assumes the Exchange Offer expires on July 21, 2009 and the new stock option grant date is July 21, 2009:

		Original Vesting	First Vesting	Final Vesting
Original Grant	Current Vested	Date of Eligible	Date of New	Date of New
Date of Eligible	Percent (as of	Stock Options	Stock Options	Stock Options
Stock Options	June 22, 2009)	(100% Vested)	(25% Vested)	(100% Vested)
March 9, 2006	25%	March 9, 2014	July 21, 2010	July 21, 2013
March 13, 2007	13%	March 13, 2015	July 21, 2010	July 21, 2013

Q9                               What if I elect to participate in the Exchange Offer and then leave Zumiez before the date the new stock options are granted?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the new stock option grant date, your exchange election will be cancelled and you will not receive new stock options.  If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer.  In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Zumiez.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

Q10                        What if I elect to participate in the Exchange Offer and then leave Zumiez after the new stock options are granted?

If you elect to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, your new stock options will be granted on the new stock option grant date.  If your employment terminates for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply.

Q11                        What does it mean to exchange on a “grant-by-grant” basis?

Eligible stock options will be surrendered on a grant-by-grant basis in exchange for a lesser amount of new stock options with a lower exercise price.  Generally, when we grant stock options to employees, the stock option “grant” will have more than one underlying stock option.  For example, an employee might receive a stock option grant with 100 underlying stock options.  All 100 stock options would have been granted on the same date with the same exercise price.  When we state that employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, which means that you can elect to exchange either all or none of the underlying stock options of a particular grant.  Using the example of a stock option grant with 100 underlying stock options, assuming the stock options were eligible stock options and still outstanding, you could elect to surrender the entire stock option grant (i.e., all 100 stock options) in exchange for a grant with a lesser amount of new stock options and with a lower exercise price.

Q12                        If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?

You will receive one new stock option for every one and one half old stock options that you surrender, rounded to the nearest whole number.  The one and one half-to-one exchange ratio was designed to result in a fair value of the new stock options that is approximately equal to the fair value of the stock options that are surrendered.  We used a standard valuation model to determine the exchange ratio.  If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option).  Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Q13                        Can I exchange a portion of an eligible stock option grant?

No.  Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis (see Q11 for further discussion on the term “grant-by-grant” basis).  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange an eligible stock option grant, you must exchange all of the outstanding (i.e., unexercised) stock options underlying that particular stock option grant.  If you attempt to exchange a portion but not all of the underlying stock options of an eligible stock option grant, your election form will be rejected.

For example, if you have an eligible stock option grant with 100 underlying stock options, you can elect to exchange all or none of the 100 stock options.  However, you cannot elect to exchange only a portion of the 100 underlying stock options.

Q14                        What if I have more than one eligible stock option grant?

Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis.  This means that if you have more than one eligible stock option grant, you may elect to surrender the eligible stock options from one stock option grant and not another.  For example, if you have two eligible stock option grants, one with 100 underlying stock options and another with 50 underlying stock options, you may elect to exchange just the stock option grant with 100 underlying stock options, just the stock option grant with 50 underlying stock options, both stock option grants or neither of the stock option grants.

Q15                        Why isn’t the exchange ratio simply one-for-one?

We believe the exchange ratios must balance the interests of both our employees and our shareholders, and as a result, we have designed it to be “value for value.”  This means that, in the aggregate, the fair value of the stock options being exchanged is approximately equal to the fair value of the new stock options being granted.  Under our option-pricing model described above, this requires that more stock options be surrendered than granted in the exchange.

Q16                        When will my new stock options expire?

All new stock options granted under this Exchange Offer will have the same ten-year term of the currently outstanding stock options.  For example, if your original exchanged options were granted on March 9, 2006 and your new stock options are granted on July 21, 2009, you will have until March 9, 2016 to exercise your new stock options (assuming you remain employed through that period).

Q17                        Must I participate in the Exchange Offer?

No.  Participation in the Exchange Offer is voluntary.  If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer.  No changes will be made to the terms of your current stock options if you decline to participate.  If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q18                        How should I decide whether to exchange my eligible stock options for new stock options?

We are providing as much information as possible to assist you in making your own informed decision.  You are encouraged to seek further advice from your tax, financial and legal advisors.  No one from Zumiez is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q19                        Why can’t Zumiez just grant eligible employees additional stock options?

We designed the Exchange Offer to avoid the potential dilution in ownership to our shareholders that would result if we granted employees additional stock options to supplement their underwater stock options.  Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our shareholders.  In addition, issuing new stock options without cancelling any previously granted stock options would increase our operating expenses, as we would need to expense both the new stock options and the previously granted stock options.  This would decrease our reported earnings and could negatively impact our stock price.

Q20                        How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options and the exercise prices of such options at Zumiez transfer agent American Stock Transfer Stock Options Plan Customer Service (“AST”) by phone at (877) 828-0483 or on the web at: http://www.astepsdiv.com/.

Q21                        Can I exchange stock options that I have already fully exercised?

No.  The Exchange Offer only applies to outstanding Zumiez stock options that are eligible under the Exchange Offer.  You will not be able to exchange shares of Zumiez stock that you own outright.

Q22                        Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes.  If you previously exercised an eligible stock option grant in part, the entire remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer.

Q23                        What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer.  If you surrender your eligible stock options and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on the new stock option grant date as long as all other eligibility requirements are still met.

Q24                        Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the new stock options and cancellation of the original options.  We encourage all eligible employees who are considering exchanging their eligible stock options pursuant to the Exchange Offer to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material U S. Federal Income Tax Consequences, for more information.

Q25                        What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity and is not expected to be offered again.  We can provide no assurance as to the price of our common stock at any time in the future.

Q26                        What happens to eligible stock option grants that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that you choose not to surrender or on eligible stock options that are not accepted for exchange in the Exchange Offer.

Q27                        If I surrender eligible stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered eligible stock options?

Yes.  On the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options.

Q28                        How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 1:00 p.m., Pacific, on July 21, 2009.  No exceptions will be made to the deadline, unless we extend it.  Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time.  If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 10:00 a.m., Pacific, on the next business day after the last previously scheduled or announced expiration date.  If the expiration date of the Exchange Offer is extended, then the new expiration date and the new stock option grant date will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q29                        How do I participate in the Exchange Offer?

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify the Zumiez Human Resources Department of your election to exchange such stock options before the Exchange Offer expires.  The Zumiez Human Resources Department will be acting as the depository and information agent for the Exchange Offer.  You may notify the Zumiez Human Resources Department of your election by completing the election form at the Stock Option Exchange Program website at http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants.  Your election must be received before the expiration deadline of 1:00 p.m., Pacific, on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).

Your eligible stock options will not be considered surrendered until the Zumiez Human Resources Department receives your properly submitted election form found at the Stock Option Exchange Program website at http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants.  Your properly submitted election form must be received before 1:00 p.m., Pacific, on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).  If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.  You are responsible for making sure that the election form is properly completed and received by the Zumiez Human Resources Department by the deadline.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept.  Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).

See Section 3, Procedures for Surrendering Eligible Stock Options, for more information.

Q30                        When and how can I withdraw previously surrendered eligible stock options?

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying the Zumiez Human Resources Department by changing your original election to exchange from “Yes” to “No” by accessing the Stock Option Exchange Program websites at http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants before the Exchange Offer expires.

Once you have withdrawn eligible stock options, you may again surrender such options only by following the procedures for properly surrendering eligible stock options as discussed in Question 29.

If you miss the deadline for notifying the Zumiez Human Resources Department of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

See Section 4, Withdrawal Rights, for more information.

Q31                        How will I know if my election form or my notice of withdrawal has been received?

You will be emailed a confirmation notice from the Zumiez Human Resources Department shortly after your selection is made but in no case later than the day after the Exchange Offer ends.

Q32                        What will happen if I do not submit my election form by the deadline?

If the Zumiez Human Resource Department does not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires by accessing the Stock Option Exchange Program websites at

http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms.  If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q33                        What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?

If you have difficulty accessing the Stock Option Exchange Program websites, have questions regarding the Exchange Offer, or have requests for assistance (including requests for additional or paper copies of this Offer to Exchange document, the election form, the notice of withdrawal or other documents relating to the Exchange Offer), please contact the Zumiez Human Resources Department by phone at 425 551-1529.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below.  You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Offer, the new stock options will have a new four-year vesting schedule, such that 25% of the new stock options will vest upon the 12-month anniversary of the new stock option grant date (expected to be the day the Exchange Offer expires), 25% will vest upon the 24-month anniversary date, 25% will vest upon the 36-month anniversary date, and 25% will vest upon the 48-month anniversary date.  Generally, if your employment with us terminates, your new stock options will cease vesting, and any unvested portion of your new stock options will be cancelled as of your separation date.  Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Zumiez.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to Zumiez.  The exchange ratio being used in the Exchange Offer is designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange (based on valuation assumptions made when the offer to exchange commences).  As a result, you will be issued a lesser amount of new stock options at a lower grant price than the eligible stock options you surrender for exchange.

Because you will receive a lesser amount of new stock options in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer.  For example, assume, for illustrative purposes only, that you surrender 150 eligible stock options with an exercise price of $26.00 per share, that you receive a grant of 100 new stock options and the exercise price of the new stock options is $10.00 per share, and two years after the new stock option grant date the price of our common stock had increased to $60.00 per share.  Under this example, if you had kept your surrendered eligible stock options and sold all 150 of the underlying shares at $60.00 per share, you would have realized a pre-tax gain of $5,100 (i.e., 150 options multiplied by the $34, the difference between the $60 market price and the $26 exercise price), but if you exchanged your eligible stock options and sold the 100 underlying shares subject to the new stock options, you would realize a pre-tax gain of $5,000 (i.e., 100 options multiplied by a $50, the difference between the $60 market price and the $10 exercise price).

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you.  You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC’), including those in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange.  You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.zumiez.com.  In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you).  See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

JUNE 22, 2009

Section 1.                                          Eligible Stock Options; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis) that are properly surrendered in accordance with Section 3, Procedures for Surrendering Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer for new stock options with an exercise price equal to the closing price of our common stock on the new stock option grant date (expected to be the day the Exchange Offer expires) as reported by the NASDAQ Global Select Market.

“Eligible stock options” are those stock options (a) with an exercise price greater than $23.00, which approximates the 52-week high trading price of our common stock as reported by the NASDAQ Global Select Market (measured from the commencement date of the Exchange Offer), and (b) that were granted prior to January 22, 2008.  References to dollars (“$”) are to United States dollars.

You are an “eligible employee” if you are:

•                  An employee who holds eligible stock options;

•                  Employed on the date the Exchange Offer commences and remain employed through the date the new stock options are granted;

•                  Eligible to participate in the 2005 Plan; and

•                  Not an executive officer or a member of our board of directors.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible employee for any reason prior to the new stock option grant date, including a termination of your employment by reason of retirement, disability or death.  If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to surrender eligible stock options for exchange in the Exchange Offer.  If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on that date as long as you are otherwise eligible to participate in the 2005 Plan.  Leave is considered “authorized” if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and surrender eligible stock options for exchange, and if we accept your surrendered eligible stock options, you will receive new stock options that will have substantially the same terms and conditions as the eligible stock options you surrendered, except that:

•                  You will receive a lesser amount of new stock options.  The number of new stock options will be determined using a one and one half-to-one exchange ratio designed to result in a fair value for accounting purposes, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the stock options for accounting purposes, that are surrendered for exchange.

•                  The exercise price for the new stock options will be equal to the closing price of Zumiez common stock on the date the new stock options are granted (expected to be the business day the Exchange Offer expires) as reported on the NASDAQ Global Select Market.  The Company expects the exercise price for the new stock options to be lower than the exercise price of the stock options that will be surrendered for exchange.

•                  The new stock options will be subject to a four-year vesting period, even if all or a portion of the surrendered eligible stock options are already vested.  Under this new vesting schedule, all new stock options will vest in four equal annual installments beginning 12 months after the new stock option grant date, so long as you remain employed during the vesting period.

•                  The original ten-year contractual life of the option will not change.

You will receive one new stock option for every one and one half old stock options that you surrender, rounded to the nearest whole number.

You can obtain a list of your eligible stock options and the exercise prices of such options by contacting Zumiez transfer agent American Stock Transfer Stock Options Plan Customer Service (“AST”) by phone at (877) 828-0483 or on the web at: http://www.astepsdiv.com/.  The Exchange Offer is scheduled to expire at 1:00 p.m., Pacific, on July 21, 2009, unless extended, at our sole discretion.  See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Zumiez.  The terms of your employment with us remain unchanged.  We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION.  YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE.  YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO SURRENDER YOUR ELIGIBLE STOCK OPTIONS FOR EXCHANGE.

Section 2.                                          Purpose of the Exchange Offer

We believe that an effective and competitive employee incentive program is imperative for the success of our business.  We rely on our experienced and productive employees and their efforts to help us achieve our business objectives.  At Zumiez, stock options constitute a key component of our incentive and retention programs because we believe that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Due to the significant decline of our stock price during the last twenty-one, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, the closing price of our common stock on the NASDAQ Global Select Market on June 1, 2009 was $9.25, whereas, the weighted average exercise price of the outstanding eligible stock options held by our employees was $32.28.  As of June 1, 2009, all of the outstanding exchange eligible stock options held by our employees were significantly underwater.  Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock.  As a result, for many employees, these options are ineffective at providing the incentive and retention values that our board of directors and the compensation committee believe are necessary to motivate and retain our employees.

We believe that the Exchange Offer is important for the Company because it will permit us to:

•                  Provide renewed incentives to our employees who participate in the Exchange Offer.  We believe the Exchange Offer will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees, and by aligning the interests of our employees more fully with the interests of our shareholders.

•                  Meaningfully reduce the total number of outstanding stock options relative to our outstanding shares of common stock, or “overhang,” by replacing the eligible stock options with a lesser number of new stock options with a lower exercise price.  Stock options with exercise prices significantly higher than our current stock price do not serve the interests of our shareholders, nor do they provide the benefits intended by our equity compensation program.  The overhang represented by the new stock options granted pursuant to the Exchange Offer will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang.

•                  Recapture value from compensation costs that have been incurred and are currently being incurred with respect to outstanding underwater stock options.  We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our employees as providing value.  By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratio is set), we will be making efficient use of our resources.

Section 3.                                          Procedures for Surrendering Eligible Stock Options

If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify the Zumiez Human Resources Department of your election before the Exchange Offer expires at 1:00 p.m., Pacific, on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).  If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis.  No partial exchanges of a stock option grant will be permitted.  If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant.  If you elect to surrender one eligible stock option grant in the Exchange Offer, you do not need to surrender any other eligible stock options you may hold.  If you attempt to exchange a portion but not all of an outstanding eligible stock option grant your election form will be rejected, and no exchange will occur.

Proper Surrender of Eligible Stock Options.  If you wish to surrender any of your eligible stock options for exchange in the Exchange Offer, you must notify the Zumiez Human Resources Department of your election to exchange such stock options before the Exchange Offer expires.  The Zumiez Human Resources Department will be acting as the depository and information agent for the Exchange Offer.  You may notify the Zumiez Human Resources Department of your election by completing the election form at the Stock Option Exchange Program website at http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants.  Your election must be received before the expiration deadline of 1:00 p.m., Pacific, on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).

If you have difficulty accessing the Stock Option Exchange Program Website, have questions about the Exchange Offer or have requests for assistance, please contact the Zumiez Human Resources Department by email at HR@zumiez.com or by phone at (425) 551-1529.

You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Shortly after the exchange offer expires, you will receive a new stock option agreement form signed by Rick Brooks, our Chief Executive Officer.  You are required to sign this new agreement and return it to the Zumiez Human Resources Department in person, by fax (425 953-1666) or email at hr@zumiez.com.

Zumiez Human Resources Department will email you confirmation of the receipt of your electronic selection shortly after it is received.  You will not receive confirmation in the U.S. mail for elections made.

Your eligible stock options will not be considered surrendered until the Zumiez Human Resource Department receives your properly submitted election form (online at the Stock Option Exchange Program website at: http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants.  Your properly submitted election form must be received before 1:00 p.m., Pacific, on July 21, 2009 (or such later date as may apply if the Exchange Offer is extended).  If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.  You are responsible for making sure that the election form is properly completed and received by the Zumiez Human Resource Department by the deadline.

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options.  Neither Zumiez nor any other person is obligated to give notice of any defects or irregularities in surrenders.  No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.  This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the expiration date of the Exchange Offer that we may grant in our sole discretion.  Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee.

Our Acceptance Constitutes an Agreement.  Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered eligible stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options.  Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between Zumiez and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel on the day the Exchange Offer expires all properly surrendered eligible stock options that have not been validly withdrawn (see Q30 When and how can I withdraw previously surrendered eligible stock options?), and we also expect to grant the new stock options on the day the Exchange Offer expires.  You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you as soon as reasonably practicable following the new stock option grant date.  If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

Section 4.                                          Withdrawal Rights

If you elect to surrender eligible stock options and later change your mind, you may withdraw your surrendered eligible stock options by notifying the Zumiez Human Resources Department and changing your original election to exchange from “Yes” to “No” by accessing the Stock Option Exchange Program website at:

http://www.surveymonkey.com/s.aspx?sm=l76_2bILH8t3D8ylMolczyGg_3d_3d for 2006 option grants or http://www.surveymonkey.com/s.aspx?sm=t7exc0vEVobEuM8vCm_2fbXg_3d_3d for 2007 option grants before the Exchange Offer expires on July 21, 2009.

Submissions by any other means will NOT be accepted.

Please note that, just as you may not surrender only part of an eligible stock option grant, you may also not withdraw your election with respect to only a portion of an eligible stock option grant.  If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw with respect to the entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.  You will receive an email confirmation of withdrawal elections made.

Your surrendered eligible stock options will not be considered withdrawn until the Zumiez Human Resource Department receives your properly submitted withdrawal election.  If you miss the deadline for notifying the Zumiez Human Resource Department of your withdrawal election but remain an eligible employee, any previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.  You are responsible for making sure that the election to withdraw is properly completed and received by the Zumiez Human Resource Department by the deadline.

Once you have withdrawn eligible stock option grants you may again surrender these stock options for exchange by following the procedures for properly surrendering eligible stock option grants as described in Section 3, Procedures for Surrendering Eligible Stock Options, prior to the deadline noted above.

Neither Zumiez nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal.  No withdrawals will be deemed to have been properly, made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us.  We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal.

Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5.                                          Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently scheduled to expire at 1:00 p.m., Pacific, on July 21, 2009.  Once we have accepted your surrendered eligible stock options, such options will be cancelled and you will no longer have any rights under the surrendered eligible stock options.  We expect to grant the new stock options on the day the Exchange Offer expires.  You will receive new stock option agreement(s) governing the terms of the new stock options granted to you, which we will distribute promptly following the expiration date of the Exchange Offer.  If the expiration date of the Exchange Offer is extended, then the cancellation date and new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us terminates for any reason before the new stock option grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange.  In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Section 6.                                          Conditions of the Exchange Offer

We will not accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after June 22, 2009, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a)           There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b)                                 There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•                                          make the cancellation of surrendered eligible stock options and the grant of new stock options in exchange therefore illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•                                          materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c)                                  There shall have occurred:

•                                          any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•                                          any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•                                          in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•                                          any change in either the Dow Jones Industrial Average, the NASDAQ Global Select Market or the Standard & Poor’s Index of 500 by an amount in excess of 10% measured during any time period after the close of business on June 22, 2009;

(d)                                 There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e)                                  There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•                                          any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 22, 2009;

•              any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 21, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•              any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f)            There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g)           There shall have been enacted, enforced or deemed applicable to Zumiez any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit.  We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer.  We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction.  A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 7.                                          Price Range of Our Common Stock

The eligible stock options give eligible employees the right to acquire shares of our common stock.  None of the eligible stock options is traded on any trading market.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ZUMZ.”  The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated.

	Fiscal Year ending		Fiscal Year ended		Fiscal Year ended
	January 30, 2010		January 31, 2009		February 2, 2008
	High	Low	High	Low	High	Low
First Quarter	$12.89	$6.43	$22.76	$13.84	$42.00	$31.57
Second Quarter	$—	$—	$22.33	$12.29	$41.80	$35.77
Third Quarter	$—	$—	$18.25	$8.72	$51.25	$37.96
Fourth Quarter	$—	$—	$9.72	$6.12	$39.45	$15.59

As of May 29, 2009, the number of shareholders of record of our common stock was approximately 150, and the number of outstanding shares of our common stock was 30,145,836.  On May 29, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $8.92 per share.  We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price.  The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control.  In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Zumiez has never paid any dividends on its common stock and does not currently anticipate paying a cash dividend in the near future.

Section 8.                                          Source and Amount of Consideration; Terms of New Stock Options

Consideration.  For the eligible stock options that were granted under the 2005 Plan, subject to the terms of the Exchange Offer, the new stock options granted in exchange for the eligible stock options will be issued under the 2005 Plan.  As of May 29, 2009, there were outstanding eligible stock options held by 69 eligible employees to purchase an aggregate of 468,800 shares of our common stock with a weighted average exercise price of $32.28 per share, all of which were issued under the 2005 Plan.

We have designed the Exchange Offer to make the granting of the new stock options approximately accounting expense neutral to Zumiez.  The exchange one and one half-to-one ratio being used in the Exchange Offer is designed to result in the fair value, using standard valuation techniques, of the new stock options being approximately equal to the fair value of the eligible stock options being surrendered for exchange.  The one and one half-to-one exchange ratio is based on the fair value of the eligible stock options (calculated using Monte Carlo and binomial models).  The calculation of fair value using the Monte Carlo and binomial models takes into account many variables, such as the volatility of our stock and the expected term of an option.  As a result, the exchange ratio does not necessarily increase as the exercise price of the option increases.  Setting the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options they replace.  We will not issue any fractional stock options in the Exchange Offer.  If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option to the nearest whole stock option (greater than or equal to 0.5 is rounded up to the nearest whole stock option and less than 0.5 is rounded down to the nearest whole stock option).  Based on this rounding convention, you will not be able to surrender for exchange any otherwise eligible stock option grant that does not have sufficient underlying stock options to result in at least 0.5 new stock options after the exchange (which would be rounded up to one whole new stock option).

Terms of New Stock Option Grants.  If we accept the surrender of your eligible stock options for exchange, then those eligible stock options will, on the expiration of the Exchange Offer, be cancelled and replaced with new stock option grants on the new stock option grant date, which we expect to be the day the Exchange Offer expires.  The new stock options, which will be granted under the 2005 Plan, will have a new exercise price per share equal to the closing price per share of our common stock on the new stock option grant date as reported on the NASDAQ Global Select Market.  In addition, each new stock option will have a new four-year vesting schedule and the same ten-year term as the original grants being exchanged.  Finally, the new stock options will be treated as nonqualified stock options for U.S. tax purposes.  The eligible stock options surrendered for exchange will be cancelled, and all shares of common stock that were subject to the surrendered eligible stock options will not become available for future awards under the 2005 Plan, including for the grants of new stock options in the Exchange Offer.

The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible employees.  Assuming all eligible stock options that were outstanding as of May 29, 2009 are surrendered in the Exchange Offer, new stock options to purchase approximately 314,533 shares would be granted in the exchange.

The terms and conditions of your eligible stock options are set forth in the option agreement and the 2005 Plan under which they were granted.

Participation in the Exchange Offer will not create any contractual or other right of the surrendering eligible employee to receive any future grants of stock options, restricted stock units or other stock-based compensation.  The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us, and an eligible employee’s employment may be terminated by us or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF ZUMIEZ.  THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED.  WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE NEW STOCK OPTION GRANT DATE OR THEREAFTER.

New stock options will be granted under the 2005 Plan.  The following is a description of the principal features of the 2005 Plan that apply to stock options granted under the 2005 Plan.  The description of the 2005 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2005 Plan.  The 2005 Plan has been filed as Exhibit 10.15 to our Current Report on Form 8-K, filed with the SEC on June 1, 2009.  Upon request, we will provide you, without charge, with a copy of the 2005 Plan.  Please direct your requests to Zumiez Human Resources Department, 6300 Merrill Creek Parkway Suite B, Everett, WA, 98203 or email at hr@zumeiz.com.

Summary of the 2005 Plan

The following is a summary of the material terms relating to option grants under the 2005 Plan and is qualified in its entirety by reference to the 2005 Plan.

Administration.  The board of directors administers the 2005 Equity Incentive Plan and may delegate this authority to administer the plan to a committee.  Subject to the terms of the 2005 Equity Incentive Plan, the plan administrator, which is our board of directors or its authorized committee, determines recipients, grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted.

Share Reserve.  The Common Stock that may be issued pursuant to stock awards shall not exceed in the aggregate 5,850,000 shares of Common Stock plus (i) the number of Former Plan Shares (as defined in the following paragraph) and (ii) such additional number of shares determined in accordance with the next sentence.  There shall be an annual increase to the number of shares available for stock awards effective on the first business day of each fiscal year of the Company, commencing on January 30, 2006, such that the total number of shares available for issuance hereunder shall equal fifteen percent (15%) of the total number of shares of Common Stock outstanding on such business day (the” Annual Increase”); provided, however, that in no event will the aggregate number of shares available for award hereunder exceed 8,775,000.  Notwithstanding the foregoing, the Board may designate, in any fiscal year, that the Annual Increase be less than the maximum number of share available for such increase or that there be no Annual Increase during such fiscal year.  The shares that may be issuable under incentive stock options shall be limited to the above maximum number of shares reserved under the Plan

Reversion of Shares and Availability of Shares to the Share Reserve.  If any stock award granted under the Plan or under Former Plans shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a participant pursuant to stock awards granted under the Plan or under the Former Plans are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting or exercise of such shares, the shares of Common Stock not acquired under such stock award (the “Former Plan Shares”), shall become available for issuance under the Plan.  Former Plan Shares shall include reserved shares of Common Stock that are not subject to a grant under the Former Plans.  Former Plan Shares shall not include reserved shares of Common Stock that are subject to options granted under the Plan that are cancelled and exchanged for new options pursuant to a one-time-option exchange offer (see below “One-Time Option Exchange Offer”.)

The following types of shares issued under the 2005 Equity Incentive Plan may again become available for the grant of new awards under the 2005 Equity Incentive Plan: restricted stock issued under the 2005 Equity Incentive Plan that is forfeited or repurchased by us prior to it becoming fully vested; shares withheld for taxes; shares tendered to us to pay the exercise price of an option; and shares subject to awards issued under the 2005 Equity Incentive Plan that have expired or otherwise terminated without having been exercised in full.  Shares subject to awards that are exchanged and cancelled under the proposed exchange offer, will not be available for future grant under the 2005 Equity Incentive Plan.

Stock Options.  Nonqualified options and incentive options are granted pursuant to stock option agreements.  The plan administrator determines the exercise price for stock options.  Subject to the limitations set forth below regarding persons owning more than ten percent of our stock or of any of our affiliates (“ten percent shareholders”), the exercise price for nonqualified options and incentive options will be at least 100% of the fair market value of the shares of common stock underlying the option on the date such option is granted.  Incentive options will not be exercisable after the expiration of ten years from the date of grant.  For ten percent shareholders, the exercise price for incentive options will be at least 110% of the fair market value of the shares of common stock underlying an incentive option on the date such incentive option is granted and such incentive option will not be exercisable after the expiration of five years from the date of grant.  The plan administrator determines the vesting period and term of stock options granted under the 2005 Equity Incentive Plan.  Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death or the optionee dies within a specified period after termination of service, the optionee, or his or her beneficiary, may exercise any vested options for a period of 12 months in the event of disability or 18 months in the event of death, after the date such service relationship ends or after death, as applicable.  If an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination.  In no event, however, may an option be exercised after the expiration of its term, as set forth in the stock option agreement.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will either be cash, common stock owned by the optionee that has been held by the optionee for at least six months, a deferred payment arrangement, a cashless exercise or other legal consideration approved by the plan administrator.  The plan administrator may grant stock options with provisions entitling the optionee to a further option, referred to as a re-load option, in the event the optionee exercises the option evidenced by the option agreement, in whole or in part, by surrendering other shares of our common stock.

Generally, an optionee may not transfer a nonqualified option other than by will or the laws of descent and distribution unless the nonqualified option agreement provides otherwise.  Optionees may not transfer incentive options except by will or by the laws of descent and distribution and incentive options are exercisable during the lifetime of the optionee only by the optionee.  Optionees may designate a beneficiary who may exercise the option following the optionee’s death.

One-Time Option Exchange Offer  Notwithstanding any other provision of the 2005 Equity Incentive Plan to the contrary, upon approval of the Company’s shareholders, the Board (or the Committee) may provide for, and the Company may implement a one-time-only option exchange offer pursuant to which certain outstanding options could, at the election of the person holding such option, be tendered to the Company for cancellation in exchange for issuance of a lesser amount of options with a lower exercise price, provided that such one-time-only option exchange offer is commenced within six months of the date of such shareholder approval.

Stock Bonus Awards.  Stock bonus awards are granted pursuant to stock award agreements.  The consideration for stock bonus awards may be a recipient’s performance of services for us or our affiliates.  Stock bonus awards may be subject to a repurchase right in accordance with a vesting schedule determined by the plan administrator.  Upon termination of a recipient’s service with us, stock bonus awards that are unvested as of the date of such termination may be reacquired by us after such time as would not result in negative accounting consequences.  Stock bonus awards may be transferable only to the extent provided in a stock award agreement.

Restricted Stock.  A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units) at a price determined by the plan administrator.  Restricted stock and restricted stock units are granted pursuant to stock award agreements.  Upon termination of a recipient’s service with us, shares of restricted stock that are unvested as of the date of such termination may be reacquired by us subject to the terms of the restricted stock award agreement.

Restricted stock awards may be subject to a repurchase right in accordance with a vesting schedule determined by the board of directors.  Restricted stock and restricted stock units may be transferable only to the extent provided in a stock award agreement.

Stock Appreciation Rights.  Stock appreciation rights entitle a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the stock appreciation right over the grant price of the stock appreciation right.  Stock appreciation rights are granted pursuant to stock award agreements.  The plan administrator may grant stock appreciation rights in connection with stock options or in a stand-alone grant.  The plan administrator determines the term and grant price for a stock appreciation right.  A stock appreciation right granted under the 2005 Equity Incentive Plan vests at the rate specified in the stock award agreement.  With respect to stock appreciation rights that are granted in connection with stock options, such stock appreciation rights shall be exercisable only to the extent that the related stock option is exercisable and such stock appreciation rights shall expire no later than the date on which the related stock options expire.  If a recipient’s relationship with us, or any of our affiliates, ceases for any reason, any unvested stock appreciation rights will be forfeited and any vested stock appreciation rights will be automatically redeemed.

Capitalization Adjustments.  In the event of a dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reorganization, merger, consolidation, exchange of our common stock or our other securities, or other change in our corporate structure, the plan administrator may adjust the number of shares that may be delivered under the 2005 Equity Incentive Plan and the number and price of the shares covered by each outstanding stock award.

Changes in Control.  In the event of a change in control of us (as defined in the 2005 Equity Incentive Plan), all outstanding options and other awards under the 2005 Equity Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity.  If the surviving or acquiring entity elects not to assume, continue or substitute for such awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated and such awards will be fully vested and exercisable immediately prior to the consummation of such transaction, and the stock awards shall automatically terminate upon consummation of such transaction if not exercised prior to such event.

Amendment and Termination.  The plan administrator may amend (subject to shareholder approval as required by applicable law), suspend or terminate the 2005 Equity Incentive Plan at any time.

Section 9.                                          Information Concerning Us; Financial Information

Information Concerning Us.  Zumiez was formed in 1978 and today is a mall based specialty retailer of action sports related apparel, footwear, equipment and accessories.  Our stores cater to young men and women between the ages of 12 and 24 who seek popular brands representing a lifestyle centered on activities that include skateboarding, surfing, snowboarding, BMX and motocross.  We support the action sports lifestyle and promote our brand through a multi-faceted marketing approach that is designed to integrate our brand image with our customers’ activities and interests.  This approach, combined with our differentiated merchandising strategy, store design, comprehensive training programs and passionate employees, allows us to provide an experience for our customers that we believe is consistent with their attitudes, fashion tastes and identities and is otherwise unavailable in most malls.

Financial Information.  We have presented below a summary of our consolidated financial data.  The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 and with “Part I.  Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009, both of which are incorporated herein by reference.  The selected consolidated statements of operations data for the fiscal years ended January 31, 2009 and February 2, 2008 and the selected consolidated balance sheets data as of January 31, 2009 and February 2, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.  The selected condensed consolidated statements of operations data for the fiscal quarters ended May 2, 2009 and May 3, 2008 and the selected consolidated balance sheets data as of May 2, 2009 and May 3, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2,

2009.  Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Selected Summary Consolidated Statements of Operations and Balance Sheets

(In millions, except share per share data)

	Fiscal Year Ended		Three Months Ended
	January 31,	February 2,
	2009	2008	May 2, 2009	May 3, 2008
Net Sales	$408.7	$381.4	$76.8	$78.7
Earnings before income taxes	$26.7	$40.7	$(3.1)	$2.2
Net income per common shares
Basic	$0.59	$0.89	$(0.06)	$0.05
Diluted	$0.58	$0.86	$(0.06)	$0.05

	Fiscal Year Ended		Three Months Ended
	January 31,	February 2,
	2009	2008	May 2, 2009	May 3, 2008
Total current assets	$143.3	$135.6	$151.2	$138.7
Total current liabilities	$55.4	$43.4	$40.0	$49.0
Total shareholders’ equity	$178.0	$154.6	$177.5	$157.1

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated May 2, 2009 was $5.89.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009 and our other filings made to the SEC.  We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange.  We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you.  See Section 16, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10.                                   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our board of directors and our executive officers, and their respective positions and offices as of May 29, 2009, are set forth in the following table (the address of each of the persons set forth below is 6300 Merrill Creek Parkway Suite B, Everett, Washington 98203):

Name	Age	Position and Offices Held
Tom D. Campion	60	Chairman and Co-founder
Richard M. Brooks	49	Chief Executive Officer
Trevor S. Lang	38	Chief Financial Officer and Secretary
Lynn K. Kilbourne	46	President and General Merchandising Manager
Ford K. Wright	41	Executive Vice President of Stores
David M. DeMattei	52	Independent Director
Matthew L. Hyde	46	Independent Director
Gerald Ryles	72	Independent Director
James M. Weber	49	Independent Director
William M. Barnum	55	Independent Director

As of May 29, 2009, our current executive officers and members of our board of directors as a group beneficially owned outstanding options to purchase an aggregate of 301,611 shares of our common stock under our 2005 Plan, which represented approximately 17.1% of the shares of common stock subject to all options outstanding under such plans as of that date.  Our executive officers (as members of the senior leadership team) and members of our board of directors are not eligible to participate in the Exchange Offer.  The following table shows the holdings of options to purchase our common stock as of May 29, 2009 by each director and each executive officer of Zumiez.

	Aggregate
	Number of
	Stock Opitons	Percentage of
	Beneficially	Outstanding
Name	Owned	Stock Options
Tom D. Campion	—	—
Richard M. Brooks	—	—
Trevor S. Lang	30,833	1.7%
Lynn K. Kilbourne	156,511	8.9%
Ford K. Wright	37,600	2.1%
David M. DeMattei	10,667	0.6%
Matthew L. Hyde	14,000	0.8%
Gerald Ryles	19,000	1.1%
James M. Weber	14,000	0.8%
William M. Barnum	19,000	1.1%
	301,611	17.1%

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our 2005 Plan, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.  In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer, other than (i) the exercise of 77,598 stock options (with an exercise price of $1.0861) on April 15, 2009 by Ford K. Wright, our executive vice president of stores; (ii) an annual grant of 5,104 shares of restricted stock to William M. Barnum Jr., a member of our board of directors on May 26, 2009; (iii) an annual grant of 5,104 shares of restricted stock to David DeMattei, a member of our board of directors on May 26, 2009; (iv) an annual grant of 5,104 shares of restricted stock to Gerald Ryles, a member of our board of directors on May 26, 2009; (v) an annual grant of 7,923 shares of restricted stock to Matthew Hyde, a member of our board of directors on May 26, 2009; and (vi) an annual grant of 7,923 shares of restricted stock to James Weber, a member of our board of directors on May 26, 2009.

Section 11.                                   Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible stock options will not become available for future awards under the 2005 Plan.

Under Statement of Financial Accounting Standards No.  123(R), “Share-Based Payment,” the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes.  Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the new stock options granted in the Exchange Offer, ratably over the vesting period of the new stock option grants.  The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option grant granted to employees in exchange for surrendered eligible stock options, measured as of the date the new stock options are granted, over the fair value of the surrendered eligible stock options in exchange for the new stock option grants, measured immediately prior to the cancellation.  Because the exchange ratio was calculated to result in the fair value of surrendered eligible stock options being approximately equal to the expected fair value of the new stock options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.  In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible stock options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 12.                                   Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer.  We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer.  Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action.  We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.  Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any required governmental approval.

Section 13.                                   Material U.S. Federal Income Tax Consequences

U S. Federal Income Tax Consequences.  The following is a general summary of the material U.S.  federal income tax consequences of participating in the Exchange Offer to Zumiez and to eligible employees who are U.S.

citizens or residents for U.S.  federal income tax purposes.  The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible employees should recognize any income for U.S. federal or state income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer.  However, the Internal Revenue Service is not precluded from adopting a contrary position.

All new stock options granted pursuant to the Exchange Offer will be nonqualified stock options.  Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares.  Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise.  The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal or state income tax consequences to us.  However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise, subject to the limitations imposed by the Internal Revenue Code.  We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a nonqualified stock option by an eligible employee who has been employed by us.  We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating non-U.S. eligible employees may differ from the U.S. federal income tax consequences summarized above.  WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER.  The following disclaimer is provided in accordance with Treasury Department Circular 230.  You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 14.                                   Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act.  If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 10:00 a.m., Pacific, on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the new stock option grant date will be similarly extended.  For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer.  Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

(a)           We increase or decrease the amount of consideration offered for the eligible stock options; or

(b)           We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

Section 15.                                   Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer.  You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 16.                                   Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer.  This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a)           Our Annual Report on Form 10-K for our fiscal year ended January 31, 2009, filed with the SEC on March 23, 2009;

(b)           Our Quarterly Report on Form 10-Q for the quarterly period ended May 2, 2009, filed with the SEC on May 29, 2009;

(c)           Our Current Reports on Form 8-K filed with the SEC on June 1, 2009 and June 11, 2009;

(d)           Our definitive Proxy Statement for our 2009 annual meeting of shareholders, filed with the SEC on April 20, 2009; and

(e)           The description of our common stock included in our Registration Statement on S-1, filed with the SEC on February 17, 2005 incorporated into our Form 8-A filed on May 3, 2005 under Section 8(a) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 000-51300.  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://ir.zumiez.com.  These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The information relating to Zumiez in this document should be read together with the information contained in the documents to which we have referred you.

Section 17.                                   Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements.  These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 that could cause actual results to differ materially from those expressed in the forward-looking statements.  Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED MAY 2, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS.  IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Zumiez Inc.

June 22, 2009